The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 3, 2017.

PRELIMINARY PRICING SUPPLEMENT No. K796 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated March 3, 2017

Credit Suisse AG $• Capped Buffer GEARS

Linked to the Performance of the S&P 500® Index due March 29, 2019

Principal at Risk Securities

Investment Description

These Capped Buffer GEARS (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return is greater than zero, Credit Suisse will pay a cash payment equal to the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Gearing of 2.00, up to the Maximum Gain, which is expected to be between 14.70% and 16.70% (the actual Maximum Gain will be determined on the Trade Date). If the Underlying Return is zero or negative and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay the full Principal Amount at maturity. However, if the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay less than the full Principal Amount at maturity. In this case, you will have downside exposure to performance of the Underlying beyond the Buffer at a rate of 1-for-1 and could lose up to 90% of your investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose up to 90% of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features

❑   Enhanced Growth Potential up to the Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying up to the Maximum Gain. If the Underlying Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Underlying Return multiplied by the Upside Gearing, up to the Maximum Gain. If the Underlying Return is less than zero, you may be exposed to the negative Underlying Return at maturity.

❑   Buffered Downside Market Exposure: If the Underlying Return is zero or negative and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay investors the full Principal Amount at maturity. However, if the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay investors less than your full Principal Amount at maturity. In this case, you will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. In that case, you could lose up to 90% of your investment. The downside exposure to the Underlying is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates*
Trade Date*	March 28, 2017
Settlement Date*	March 31, 2017
Final Valuation Date**	March 26, 2019
Maturity Date**	March 29, 2019
* Expected.
** Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING, subject to the buffer. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of the Underlying set forth in the table below. The indicative Maximum Gain range for the Securities is listed below. The actual Maximum Gain and Initial Underlying Level will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Initial Underlying Level	Maximum Gain	Upside Gearing	Downside Threshold	Buffer	CUSIP	ISIN
S&P 500® Index		14.70% to 16.70%	2.00	90% of the Initial Underlying Level	10%	22549A455	US22549A4554

Credit Suisse currently estimates the value of each $10.00 principal amount of the Securities on the Trade Date will be between $9.50 and $9.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the S&P 500® Index due March 29, 2019	$•	$10.00	$•	$0.20	$•	$9.80

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.20 per $10.00 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated December 2, 2016, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated December 2, 2016: http://www.sec.gov/Archives/edgar/data/1053092/000095010316018406/dp70262_424b2-underlying.htm

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦  You can tolerate a loss of up to 90% your investment, and you are willing to be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1% for each 1% that the level of the Underlying decreases from the Initial Level to the Final Level by more than the Buffer of 10%.

♦  You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦  You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦  You believe that the level of the Underlying will increase over the term of the Securities and you are willing to give up any appreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level in excess of the Maximum Gain (the actual Maximum Gain will be set on the Trade Date).

♦ You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦  You do not seek current income from your investment.

♦  You understand and accept the risks associated with the Underlying.

♦  You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦  You seek an investment designed to provide a full return of principal at maturity.

♦  You cannot tolerate a loss of up to 90% of your investment and you are unwilling to be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1% for each 1% that the Underlying decreases from the Initial Level to the Final Level by more than the Buffer of 10%.

♦  You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦  You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦  You believe that the level of the Underlying will decline during the term of the Securities, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦  You seek an investment that participates in the full appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level or that has unlimited return potential, or you would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦  You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦  You seek current income from your investment.

♦  You do not understand or accept the risks associated with the Underlying.

♦  You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlying, see “Historical Information” in this pricing supplement.

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Indicative Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Security
Term	Approximately two years. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlying	S&P 500® Index
Buffer	10%
Maximum Gain	Expected to be between 14.70% and 16.70%. The actual Maximum Gain will be determined on the Trade Date.
Upside Gearing	2.00
Downside Threshold	90% of the Initial Underlying Level
Payment at Maturity (per Security)

If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

If the Underlying Return is zero or negative and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay you a cash payment of:

$10 per Security

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

In this case, you will lose 1% of principal for each 1% that the Final Underlying Level is less than the Initial Underlying Level in excess of the Buffer of 10%. You will lose up to 90% of your investment.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level	The Closing Level of the Underlying on the Trade Date.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date.
Closing Level	The Closing Level of the Underlying on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Final Valuation Date	March 26, 2019, subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	March 29, 2019, subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events.”
CUSIP / ISIN	22549A455 / US22549A4554
Investment Timeline

Trade Date	The Closing Level of the Underlying (Initial Underlying Level) is observed, the Downside Threshold is determined and the Maximum Gain is set.
The Final Underlying Level and Underlying Return are determined on the Final Valuation Date.
Maturity Date

If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

If the Underlying Return is zero or negative and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to $10.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × (Underlying Return + Buffer)] Under these circumstances, you will lose up to 90% of your Principal Amount.

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INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Underlying Return Cap	Maximum Gain
Upside Participation Rate	Upside Gearing
Buffer Amount	Buffer
Knock-In Level	Downside Threshold
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

5

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your investment in the Securities may result in a loss — The Securities do not guarantee the return of any of your investment. If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, you will lose a percentage of the Principal Amount equal to the sum of (i) the Underlying Return and (ii) the Buffer. Accordingly, if the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, you will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. You could lose up to 90% of your investment. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The probability that the Final Underlying Level will be less than the Downside Threshold will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level could be less than the Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the Underlying Return is positive or if the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold at that time. The stated payout on the Securities, including the application of the Buffer and Upside Gearing up to the Maximum Gain, applies only if you hold the Securities to maturity.

♦	The appreciation potential of the Securities is limited by the Maximum Gain — Your potential total return on the Securities at maturity is limited by the Maximum Gain, and therefore any further appreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level where the product of the Underlying Return and the Upside Gearing is greater than the Maximum Gain will not result in any further benefit to you. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlying.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of

6

these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately five months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

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♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Securities;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal income tax consequences of the securities are not certain — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the securities are not certain.

8

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately two years
Downside Threshold:	90% of the Initial Underlying Level
Buffer:	10%
Maximum Gain:	14.70% (the bottom of the expected range of 14.70% to 16.70%)
Upside Gearing:	2.00

Example 1 — The level of the Underlying increases by 50% from the Initial Underlying Level to the Final Underlying Level. Because the product of the Underlying Return of 50% and the Upside Gearing of 2.00 is greater than the Maximum Gain of 14.70%, Credit Suisse would pay you the Principal Amount plus a return equal to the Maximum Gain of 14.70%, resulting in a Payment at Maturity of $11.47 per $10.00 Principal Amount of Securities, calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

$10 + [$10 × the lesser of (i) 14.70% and (ii) (50% × 2.00)]

$10 + ($10 × the lesser of (i) 14.70% and (ii) 100%)

$10 + ($10 × 14.70%)

$10 + $1.47 = $11.47

Example 2 — The level of the Underlying increases by 5% from the Initial Underlying Level to the Final Underlying Level. Because the product of the Underlying Return of 5% and the Upside Gearing of 2.00 is less than the Maximum Gain of 14.70%, Credit Suisse would pay you the Principal Amount plus a return equal to the product of the Underlying Return and the Upside Gearing, resulting in a Payment at Maturity of $11.00 per $10.00 Principal Amount of Securities, calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

$10 + [$10 × the lesser of (i) 14.70% and (ii) (5% × 2.00)]

$10 + ($10 × the lesser of (i) 14.70% and (ii) 10%)

$10 + ($10 × 10%)

$10 + $1.00 = $11.00

Example 3 — The level of the Underlying decreases by 5% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -5%

Payment at Maturity = $10

Because the Underlying Return is negative but the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay you a Payment at Maturity equal to $10 per $10 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4 — The level of the Underlying decreases by 60% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%

Payment at Maturity = $10 + [$10 × (-60% + 10%)] = $5

Because the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Securities will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. Therefore, the Payment at Maturity is equal to $5 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 50%.

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If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Securities will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1, and you will lose up to 90% of your Principal Amount at maturity.

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Hypothetical Payment at Maturity (per Security)

The table below illustrates, for a $10.00 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity (per Security)
100.00%	14.70%	$11.47
90.00%	14.70%	$11.47
80.00%	14.70%	$11.47
70.00%	14.70%	$11.47
60.00%	14.70%	$11.47
50.00%	14.70%	$11.47
40.00%	14.70%	$11.47
30.00%	14.70%	$11.47
20.00%	14.70%	$11.47
10.00%	14.70%	$11.47
7.35%	14.70%	$11.47
5.00%	10.00%	$11.00
0.00%	0.00%	$10.00
−5.00%	0.00%	$10.00
−10.00%	−0.00%	$10.00
−11.00%	−1.00%	$9.90
−20.00%	−10.00%	$9.00
−30.00%	−20.00%	$8.00
−40.00%	−30.00%	$7.00
−50.00%	−40.00%	$6.00
−60.00%	−50.00%	$5.00
−70.00%	−60.00%	$4.00
−80.00%	−70.00%	$3.00
−90.00%	−80.00%	$2.00
−100.00%	−90.00%	$1.00

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. The securities are not, and we do not expect that the securities will be, listed on a securities exchange. In the event the securities are listed on a securities exchange and the IRS seeks to characterize your securities as options, the securities would be characterized as Code section 1256 contracts. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

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You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at maturity (excluding the look back observation period, if applicable) and short-term capital gain or loss otherwise. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security. A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition and short-term capital gain or loss otherwise.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

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Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the securities. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

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Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a specified notional principal contract (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the Underlying is a significant modification of the securities due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the securities upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the securities under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the Underlying equity or the securities. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the Underlying or the securities should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

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Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the securities and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of Notice 2016-76. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

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A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

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Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2008 through February 28, 2017. The closing level of the S&P 500® Index on February 28, 2017 was 2363.64. The purple dotted line on the graph represents a hypothetical Downside Threshold of 2127.276, which is equal to 90% of the closing level on February 28, 2017. The actual Downside Threshold for the Underlying will be based on the closing level of the Underlying on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

Historical Information

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor may receive a fee from Credit Suisse or one of our affiliates of up to $0.20 per $10.00 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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